UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-8A

NOTIFICATION OF REGISTRATION

FILED PURSUANT TO SECTION 8(a) OF THE

INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940, and in connection with such notification of registration submits the following information:

Name: NexPoint Energy Opportunities Fund

Address of Principal Business Office (No. & Street, City, State, Zip Code):

300 Crescent Court, Suite 700

Dallas, Texas 75201

Telephone Number (including area code): (972) 628-4100

Name and address of agent for service of process:

The Corporation Trust Company

1209 Orange Street

Wilmington, Delaware 19801

Check appropriate box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:    YES  ☒    NO  ☐

SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Dallas and state of Texas on the 2nd day of March 2016.

NEXPOINT ENERGY OPPORTUNITIES FUND

BY	/s/ Brian D. Mitts
Brian D. Mitts
Sole Trustee

Attest:	/s/ Dustin Norris
Dustin Norris
Secretary